Exhibit 23.4
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Kansas City Southern de México, S.A. de C.V.
We consent to the use of our report dated February 15, 2008, with respect to the consolidated balance sheet of Kansas City Southern de México, S.A. de C.V. and subsidiaries (the Company) as of December 31, 2007 and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2007.
KPMG LLP

Kansas City, Missouri
March 25, 2008